RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-64312

PROSPECTUS

                               PHARMOS CORPORATION

                        1,500,000 SHARES OF COMMON STOCK


      This prospectus relates to up to 1,500,000 shares of common stock of Pharmos Corporation that may from time to time be sold by one or more of the selling stockholders identified in this prospectus or in a supplement to this prospectus. All of these shares are authorized and unissued shares of our common stock that may be acquired by selling stockholders pursuant to the exercise of options under our 2000 Stock Option Plan. We will not receive any of the proceeds from the sales of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted under the plan.

      From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

      Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      We will pay all costs and expenses incurred by our company in connection with the registration of the shares under the Securities Act of 1933. The selling stockholders will pay the costs associated with any sale of shares, including any discounts, commissions and applicable transfer taxes.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is July 31, 2002.


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                              AVAILABLE INFORMATION

      Pharmos is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

      Pharmos has filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Pharmos and the shares offered, reference is made to the registration statement. Statements contained in this prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.


                     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Pharmos with the Commission are incorporated in this prospectus by reference:

o     our Annual Report on Form 10-K for the fiscal year ended
      December 31, 2001;

o     our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

o     our Current Report on Form 8-K filed on January 4, 2002; and

o the description of the common stock contained in the Registration Statement on Form 8-A dated January 30, 1984 of our predecessor, Pharmatec, Inc.

      All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities registered shall be deemed to be incorporated by reference into this prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which

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also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Pharmos will furnish to each person to whom this prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to: Mr. Robert W. Cook, Chief Financial Officer, Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling stockholders. We may, in the future, receive proceeds from the exercise of options described in this prospectus, but only in an amount equal to the exercise price of the option multiplied by the number of options exercised. As of July 31, 2002, we have issued options to purchase 1,492,500 shares. If all of these options are exercised, the total proceeds we will receive will be $3,006,023. We will use any such proceeds for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

      The persons that may offer shares of our common stock pursuant to this prospectus are persons who may be granted options under our 2000 Stock Option Plan and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the shares of common stock offered pursuant to this prospectus are being offered for the account of the selling stockholders.

      Based upon information currently available to us, the following table sets forth for each person named below, as of July 31, 2002 (i) that person's current position with Pharmos, (ii) the number of shares of common stock underlying options granted to that person under the plan listed above, and (iii) the total number of issued and outstanding shares of common stock beneficially owned by that person. We will, from time to time, amend this table (by means of a supplement to this prospectus) in order to reflect option grants under the plan and/or to name additional officers and directors as selling stockholders.

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                                                                   TOTAL
                                       NO. OF SHARES               NO. OF
                                       UNDERLYING                  SHARES
SELLING STOCKHOLDER                    PLAN OPTIONS                OWNED (1)
-------------------                    ------------                ---------

Haim Aviv
Chairman, Chief Scientist,
CEO and Director                           250,000                 1,369,058

Mony Ben-Dor
Director                                    40,000                    25,625

Elkan Gamzu
Director                                    40,000                    16,250

Georges Anthony Marcel
Director                                    40,000                    21,250

David Schlachet
Director                                    40,000                    28,750

Lawrence Marshall
Director                                    30,000                         0

Gad Riesenfeld
President                                  150,000                   285,983

Robert W. Cook
Executive Vice President and
Chief Financial Officer                    120,000                   171,250

(1) For purposes of this table, a person is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                              PLAN OF DISTRIBUTION

      The selling stockholders are offering the shares of common stock for their own account, and not for the account of Pharmos. We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted or to be granted under the plan.

      From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed


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customary commissions from the selling stockholders or purchasers of the shares.
Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

      Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      Under the Exchange Act and its regulations, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of our common stock by the selling stockholder.

      To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus.

                                  LEGAL MATTERS

      Legal matters in connection with the securities being offered hereby will be passed upon for Pharmos by Ehrenreich Eilenberg & Krause LLP, 11 East 44th Street, 17th Floor, New York, NY 10017.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pharmos Corporation for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.